As filed with the Securities and Exchange Commission on April 18, 2023
Registration No. 333-264869

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Amryt Pharma PLC
(Exact name of Registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Dept 920a 196 High Road, Wood Green,
London, United Kingdom, N22 8HH
(Address of principal executive office)

Approximate date of commencement of proposed sale to public: Not applicable.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(b) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to the following Registration Statement on Form F-3 (the “Registration Statement”) filed by Amryt Pharma Plc, a public limited company incorporated under the laws of England and Wales (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form F-3 (No. 333-264869), filed with the SEC on May 11, 2022, which registered up to $150,000,000 of the Registrant’s American Depositary Shares, each representing five of the Registrant’s ordinary shares, par value £0.06 (the “Registration Statement”).

On April 12, 2023, pursuant to the Transaction Agreement, dated as of January 8, 2023, by and between the Registrant and Chiesi Farmaceutici S.p.A., an Italian società per azioni (“Chiesi”), Chiesi acquired the entire issued and to be issued share capital of the Registrant (the “Transaction”), with the Registrant continuing as a wholly owned subsidiary of Chiesi.

As a result of the Transaction, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offering, the Registrant files this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all of the securities registered but unsold under the Registration Statement as of the date hereof, if any.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on April 18, 2023.

Amryt Pharma Plc

By:	/s/ Matthew Wiggetts
Name:	Matthew Wiggetts
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.